Exhibit 99.1

GENTEX REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS
ZEELAND, MI -- (GLOBE NEWSWIRE - July 21, 2017) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three and six months ended June 30, 2017.

2nd Quarter 2017 Summary

•	Net sales growth of 5% quarter over quarter compared to 1% decline in relevant light vehicle production

•	Net Income increased by 2% quarter over quarter

•	Earnings per Diluted Share increased by 3% quarter over quarter to $0.31 per diluted share

•	2.2 million shares repurchased during the quarter

•	$26.9 million of debt repaid during the quarter
For the second quarter of 2017, the Company reported net sales of $443.1 million, which was an increase of 5% compared to net sales of $423.8 million in the second quarter of 2016. The 5% quarter over quarter growth in net sales was driven by a 6% quarter over quarter increase in auto-dimming mirror unit shipments despite overall automotive light vehicle production, in the Company's primary regions, decreasing by approximately 1% for the second quarter of 2017 when compared with the same quarter in 2016.
The gross profit margin in the second quarter of 2017 was 37.7%, compared with a gross profit margin of 39.4% in the second quarter of 2016. The quarter over quarter net decrease in the gross profit margin was the result of annual customer price reductions that were not fully offset by purchasing cost reductions, as well as the Company's inability to leverage fixed overhead costs as a result of unfavorable product mix. The unfavorable product mix was driven by a higher percentage of base auto-dimming mirror shipments versus advanced feature mirrors when compared to the same period in 2016.
Income from operations for the second quarter of 2017 decreased 2% to $125.9 million when compared to income from operations of $128.7 million for the second quarter of 2016, due to the lower quarter over quarter gross profit margin percentage, which more than offset the quarter over quarter increase in net sales.

Exhibit 99.1

Other income increased to $2.1 million in the second quarter of 2017 compared to a loss of $1.1 million in the second quarter of 2016, due to an increase in investment income and realized gains on the sale of investments during the most recently completed quarter as compared to the same quarter last year.
Net income for the second quarter of 2017 increased 2% to $88.5 million compared with net income of $86.5 million in the second quarter of 2016.
Earnings per diluted share in the second quarter of 2017 increased 3% to $0.31, compared with earnings per diluted share of $0.30 in the second quarter of 2016, as a result of the increase in net income.
Automotive net sales in the second quarter of 2017 were $433.9 million, an increase of 5% compared with automotive net sales of $414.4 million in the second quarter of 2016, driven by a 6% increase in auto-dimming mirror unit shipments on a quarter over quarter basis.
Other net sales in the second quarter of 2017, which includes dimmable aircraft windows and fire protection products, were $9.2 million, a decrease of 2%, compared to other net sales of $9.4 million in the second quarter of 2016.
Share Repurchases
During the second quarter of 2017, the Company repurchased 2.2 million shares of its common stock. As of June 30, 2017, the Company has approximately 3.1 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.
Debt Repayment
During the second quarter of 2017, the Company paid down $25.0 million of debt on the Company's term loan, which in combination with its normally scheduled principal repayment of $1.9 million resulted in a total repayment of $26.9 million during the quarter. The Company expects to continue, at its discretion based on previously disclosed factors, to pay additional principal toward its debt in the future, in anticipation of such debt maturing on September 27, 2018.

Exhibit 99.1

Future Estimates
The Company’s forecasts for light vehicle production for the 3rd and 4th quarter and full year 2017 are based on the IHS Automotive July 2017 forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive July light vehicle production forecast)
(in Millions)
Region	3Q 2017	3Q 2016	% Change	4Q 2017	4Q 2016	% Change	Calendar Year 2017	Calendar Year 2016	% Change
North America	4.21	4.42	(5)%	4.33	4.36	(1)%	17.54	17.83	(2)%
Europe	4.94	4.75	4%	5.63	5.36	5%	22.14	21.54	3%
Japan and Korea	3.32	3.01	10%	3.36	3.48	(3)%	13.42	12.91	4%
Total Light Vehicle Production	12.47	12.18	2%	13.32	13.20	1%	53.10	52.28	2%
Based on the July 2017 IHS light vehicle production forecast and current forecasted product mix for the 3rd and 4th quarter 2017, the Company currently expects revenues in the second half of calendar year 2017 to increase between 6% and 10% when compared with the 3rd and 4th quarters of calendar year 2016, with the 3rd quarter of 2017 expected to be at or around the lower end of the range and the 4th quarter of 2017 expected to be at or around the higher end of the range. Other guidance has been updated below to reflect actual results through the first six months of calendar year 2017.

2017 Calendar Year Guidance
Annual Guidance
Item	As of 4/21/17	Updated as of 7/21/17
Net Sales	$1.78 - $1.85 billion	$1.79 - $1.83 billion
Gross Margin	39.0% - 40.0%	38.5% - 39.0%
Operating Expenses (E,R&D and S,G&A)	$165 - $172 million	$165 - $170 million
Tax Rate (excluding discrete items)	31.5% - 32.5%	No change
Capital Expenditures	$115 - $130 million	No change
Depreciation & Amortization	$95 - $105 million	No change
Finally, based on 2018 light vehicle production forecasts and current forecasted product mix, the Company is making no changes to its previously announced revenue estimates for calendar year 2018, which continues to be estimated to be over and above the foregoing 2017 revenue estimates in the range of 6 - 10%.

Exhibit 99.1

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Exhibit 99.1

Second Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, July 21, 2017. The dial-in number to participate in the call is 844-389-8658, passcode 46705734. Participants may listen to the call via audio streaming at www.gentex.com or by visiting http://edge.media-server.com/m/p/9p9i5sha. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
North American Interior Mirrors	2,231	2,316	(4)%	4,591	4,576	—%
North American Exterior Mirrors	914	929	(2)%	1,831	1,793	2%
Total North American Mirror Units	3,146	3,245	(3)%	6,422	6,370	1%
International Interior Mirrors	4,826	4,392	10%	9,644	8,512	13%
International Exterior Mirrors	1,816	1,629	11%	3,642	3,212	13%
Total International Mirror Units	6,642	6,021	10%	13,286	11,724	13%
Total Interior Mirrors	7,058	6,708	5%	14,235	13,089	9%
Total Exterior Mirrors	2,730	2,559	7%	5,472	5,005	9%
Total Auto-Dimming Mirror Units	9,788	9,267	6%	19,707	18,094	9%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016
Net Sales	$443,139,073	$423,800,778	$896,674,323	$829,368,564

Cost of Goods Sold	275,931,278	257,028,219	553,665,743	503,905,217
Gross profit	167,207,795	166,772,559	343,008,580	325,463,347

Engineering, Research & Development	25,243,410	23,071,788	50,395,667	46,162,997
Selling, General & Administrative	16,099,871	14,955,050	32,321,279	29,705,639
Operating Expenses	41,343,281	38,026,838	82,716,946	75,868,636

Income from operations	125,864,514	128,745,721	260,291,634	249,594,711

Other Income (Expense)	2,079,249	(1,137,011)	2,517,033	(2,416,389)
Income before Income Taxes	127,943,763	127,608,710	262,808,667	247,178,322

Provision for Income Taxes	39,407,816	41,123,468	76,715,979	80,413,086

Net Income	$88,535,947	$86,485,242	$186,092,688	$166,765,236

Earnings Per Share
Basic	$0.31	$0.30	$0.65	$0.58
Diluted	$0.31	$0.30	$0.64	$0.57
Weighted Average Shares
Basic	286,722,482	288,803,045	286,956,367	288,943,030
Diluted	289,842,902	291,463,883	290,538,242	291,372,725

Cash Dividends Declared per Share	$0.100	$0.090	$0.190	$0.175

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2017	December 31, 2016
ASSETS
Cash and Cash Equivalents	$580,579,352	$546,477,075
Short-Term Investments	184,553,242	177,021,197
Accounts Receivable, net	229,250,339	211,591,745
Inventories	196,540,222	189,311,437
Other Current Assets	13,775,396	30,587,575
Total Current Assets	1,204,698,551	1,154,989,029

Plant and Equipment - Net	482,588,291	465,822,467

Goodwill	307,365,845	307,365,845
Long-Term Investments	49,260,381	49,894,363
Intangible Assets	298,625,000	308,275,000
Patents and Other Assets	21,555,728	23,273,129
Total Other Assets	676,806,954	688,808,337

Total Assets	$2,364,093,796	$2,309,619,833

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$271,140,517	$149,857,979
Long-Term Debt	9,375,000	178,125,000
Deferred Income Taxes	79,641,856	71,212,620
Shareholders' Investment	2,003,936,423	1,910,424,234
Total Liabilities & Shareholders' Investment	$2,364,093,796	$2,309,619,833